Exhibit 99.1

Press Release

Contact: Mr. David Brown,	FOR IMMEDIATE RELEASE
President & CEO Valley Bank
Telephone: 253-848-2316

October 27, 2004

Valley Community Bancshares, Inc. Reports Third Quarter 2004 Earnings

PUYALLUP, WA—October 27, 2004—Valley Community Bancshares, Inc., parent company of Valley Bank headquartered in Puyallup, Washington, today announced its financial results for the three and nine month periods ended September 30, 2004.

For the third quarter ended September 30, 2004, earnings totaled $497,000, or $.40 per diluted share, an increase from the $454,000, or $.36 per diluted share, reported during the second quarter ended June 30, 2004, and a decrease from the $590,000, or $.48 per diluted share earned for the same quarter of the previous year.

For the first nine months of 2004, earnings totaled $1,419,000 or $1.14 per diluted share, a decrease from the $1,600,000 or $1.29 per diluted share earned for the same nine months of the previous year.

The major factors impacting net income for the three and nine months ended September 30, 2004 is as follows:

•	Included in 2003 was a $211,000 gain on the sale of real estate held for investment.

•	Origination fees on mortgage loans brokered declined as residential loan customers slowed their mortgage refinancing activity.

David Brown, President and Chief Executive Officer stated: “Last year the Bank sold real estate held for investment purposes that resulted in a non recurring gain of $211,000. Excluding the gain, the Bank’s third quarter profits this year were approximately 4.5 percent higher when compared to the same period last year.”

Mr. Brown further indicated, “Origination fees on mortgage loans brokered continue to decrease as a result of residential loan customers reducing their demand for mortgage refinance loans. The reduction in demand occurred because most customers refinanced their mortgages shortly after the Federal Reserve lowered interest rates for the last time in 2003 and because of higher interest rates.”

At September 30, 2004, total assets increased 6 percent to $193 million compared to total assets of $182 million at December 31, 2003. Loans increased to $117 million and deposits increased to $167 million at September 30, 2004, compared to loans and deposits of $114 million and $157 million at December 31, 2003, respectively.

Valley Bank serves the South King and East Pierce County region of Washington State with eight banking facilities, one drive-up only facility and a residential mortgage loan production office.

This press release contains “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, unforeseen legal proceedings, unexpected costs in connection with internet banking initiatives, changes in: interest rates, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the company’s market area, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in the Company’s Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. Valley Community Bancshares, Inc. undertakes no obligation to update these statements following the date of this press release.

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